Filed Pursuant to Rule 433

Registration No. 333-169477

September 27, 2010

PEPCO HOLDINGS, INC.

$250,000,000

2.70% Notes due October 1, 2015

Issuer:	Pepco Holdings, Inc.
Issue:	2.70% Notes due October 1, 2015
Ratings:*	Baa3 (stable); BBB (stable); BBB (stable) (Moody’s/S&P/Fitch)
Offering Size:	$250,000,000
Coupon:	2.70%
Trade Date:	September 27, 2010
Settlement Date:	October 1, 2010 (T+4)
Stated Maturity:	October 1, 2015
Initial Public Offering Price:	99.819% per Note
Proceeds to Issuer (before expenses):	$248,047,500
Yield to Maturity:	2.739%
Benchmark Treasury:	1.25% due August 31, 2015
Benchmark Treasury Yield:	1.289%
Spread to Benchmark Treasury:	+145 bps
Optional Redemption:	Make-whole call, 25 bps spread over U.S. Treasuries
Interest Payment Dates:	April 1 and October 1 of each year, commencing on April 1, 2011
CUSIP Number:	713291 AR3
Representatives:	Banc of America Securities LLC RBS Securities Inc. Scotia Capital (USA) Inc.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322, RBS Securities Inc. at 1-866-884-2071 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.